EXHIBIT 10.33

                            ASSET PURCHASE AGREEMENT

      This Agreement is made and entered into on the 25th day of February, 1999, by and among Black Marlin Pipeline Company, a Texas corporation ("Seller"), Black Marlin Energy Company, a Delaware corporation ("BMEC") and MCNIC Offshore Pipeline & Processing Company, a Michigan corporation ("Buyer").

                                   WITNESSETH:

      WHEREAS, the Seller owns certain natural transmission assets located in the Gulf of Mexico offshore Texas and onshore in Galveston County, Texas and related offshore separation storage and dehydration facilities more particularly described on Exhibit A;

      WHEREAS, BMEC has entered into that certain Purchase and Sale Agreement with Enron Pipeline Company ("Enron") and Blue Dolphin Energy Company ("BDEC") dated September 28, 1998 (the "Enron Agreement"), pursuant to which BMEC has agreed to purchase, and Enron has agreed to sell, all of the outstanding stock of Seller (the "Black Marlin Purchase");

      WHEREAS, effective upon the closing of the Black Marlin Purchase (the "Black Marlin Closing"), BMEC desires for the Seller to sell to Buyer, and Buyer desires to acquire from Seller, an undivided 1/3 interest in the operating assets of Seller; and

      WHEREAS, effective upon the Black Marlin Closing, BMEC desires for WBI Southern, Inc., a Delaware corporation ("WBI"), to purchase an undivided 1/6 interest in the operating assets of Seller.

      NOW, THEREFORE, in consideration of the premises and covenants herein contained, and the benefits to be derived herefrom, the parties hereby agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF ASSETS

      1.01 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and the conditions set forth in this Agreement, as of the Effective Time (as defined in Section 1.03) Seller will sell to Buyer, and Buyer will purchase from Seller, an undivided 1/3 interest in and to:

      (a)   the Assets, as defined in the Enron Agreement, as amended; and

      (b)   the High Island Lateral, as defined in the Enron Agreement.

      The undivided 1/3 interests to be acquired by Buyer pursuant to this Section are sometimes referred to herein collectively as the "Purchased Interests" or singularly as a "Purchased Interest".

      1.02 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") for the Purchased Interests shall be (i) the payment of $1,801,423.33 in cash (the "Payment"), (ii) the assumption by Buyer of the Assumed Obligations (as defined in Section 5.01) and (iii) the reimbursement by Buyer to Seller of 1/3 of the out of pocket costs incurred by Seller in connection with this transaction and the Black Marlin Purchase (which share equals approximately $31,000) (the "Cost Reimbursement"). The Purchase Price shall be allocated to Class III assets as defined in Temporary Treasury Regulation Section 1.1060-1T(d)(2)(ii) and among the Purchased Interests in the manner set forth in
Schedule 1.02.

      1.03 EFFECTIVE TIME. The transfer of the ownership of the Purchased Interests shall be effective as of 9:00 a.m., Central Daylight Time (the "Effective Time") on the date of the Black Marlin Closing. All sums owing on account of the ownership, operation, or use of the Purchased Interests prior to the Effective Time shall be for the account of and charged to the Seller, and all sums owing on account of the ownership, operation, or use of the Purchased Interests on or after the Effective Time shall be charged to and for the account of Buyer. The Seller shall be entitled to any and all revenues, refunds, sums or amounts attributable to the ownership, operation, or use of the Purchased Interests prior to the Effective Time. Buyer shall be entitled to any and all revenues, refunds, sums or amounts attributable to the ownership, operation, or use of the Purchased Interests on and after the Effective Time. Nothing set forth in this Section 1.03 shall be construed, however, to supersede any agreements made pursuant to the Operating Agreement (as hereafter defined) with respect to the operation of the Assets subsequent to the Effective Time, which shall be controlling for all such purposes. For purposes of this Section 1.03,
(i) revenues shall be treated as realized with respect to the storage of crude oil, condensate, and natural gas liquids prior to the Effective Time to the extent such liquids were in storage in or on the Assets at the Effective Time and (ii) such liquids shall be deemed delivered from storage on a "FIFO" basis.

      1.04 OTHER AGREEMENTS. Seller, Buyer and WBI are entering into on the date hereof (i) an operating agreement in the form attached hereto as Exhibit 1.04(i) (the "Operating Agreement"), and (ii) a Purchase Rights and Participation Agreement in the form attached hereto as Exhibit 1.04(ii) (the "Purchase Rights Agreement").

                                   ARTICLE II

                                     CLOSING

      2.01 THE CLOSING. The closing of the transactions contemplated by this Agreement ("Closing") is occurring simultaneously with the execution of this Agreement. The Buyer and the Seller have entered into and delivered on the date hereof the instruments and agreements necessary to effect the transaction contemplated pursuant to Article I, including but not limited to the Operating Agreement and the Purchase Rights Agreement (the "Closing Documents").

      2.02 EFFECT OF CLOSING. The Closing will only be effective on, and is contingent upon, the Black Marlin Closing. The individual who has executed this Agreement and the Closing Documents on behalf of Seller has done so in anticipation of being elected as an officer of the Seller effective as of the Black Marlin Closing. Regardless of the foregoing, however, Buyer agrees not to revoke its execution of any of the Closing Documents.

      2.03 FUNDING. Immediately upon the Black Marlin Closing, Buyer will wire transfer the Payment and the Cost Reimbursement in the manner designated by Seller.

                                   ARTICLE III

      ADDITIONAL COVENANTS

      3.01  TAX MATTERS.

      (a) Buyer shall pay all transfer taxes, including without limitation, sales, use, excise (including excise taxes on petroleum, products of petroleum, petrochemicals, chemicals, and other taxable substances), stamp, documentary, filing, recording, permit, license, authorization, and other similar taxes, filing fees and similar charges ("Transfer Taxes"), incurred or imposed in connection with or as a result of the transactions effected pursuant to this Agreement regardless of upon whom such Transfer Tax is levied or imposed by law. Buyer shall prepare and file all returns and reports for such Transfer Taxes. Should any of the Seller be required by law to pay such Transfer Tax, Buyer shall notify the appropriate Seller of such amount and the due dates thereof and remit the amount of such Transfer Tax and pre-prepared filings associated therewith to the Seller for remittance at least ten days before such Transfer Tax is due.

      (b) The Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Interests in the manner set forth in Schedule 3.01. Each party agrees to complete IRS Form 8594 consistently with the agreed allocation and to furnish the other party with a draft copy of such form within a reasonable period before the filing due date of such form. Neither the Seller nor Buyer shall file any return with a tax authority that is inconsistent with such allocation.

      3.02 THIRD PARTY CONSENTS. After the Black Marlin Closing, the Seller and Buyer shall use their respective reasonable best efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including governmental entities) that are necessary or required to enable the Seller to transfer the Purchased Interests to Buyer as contemplated by this Agreement and to otherwise consummate the transactions contemplated hereby such as the costs and expenses of obtaining the approval of the Federal Regulatory Commission ("FERC") of this transaction. All costs and expenses of obtaining or effecting any and all of the consents, approvals, orders, authorizations, waivers, declarations, filings, and registrations referred to in this Section shall be borne by the Seller, provided, however, that the foregoing shall not affect the obligation of Buyer to pay recording costs and such expenses as required to comply with regulatory requirements imposed by the Federal Energy Regulatory Commission and the Minerals Managements Service with respect to this transaction.

      3.03 RIGHTS UNDER THE ENRON AGREEMENT. BMEC and the Seller hereby assigns to Buyer, effective as of the Black Marlin Closing, an undivided 1/3 interest in all of the rights of BMEC and Seller under the Enron Agreement, including but not limited to the right of BMEC and the Seller to receive indemnification from Enron with respect to certain matters (the "Enron Indemnification Rights") and Buyer hereby assumes, as of the Closing a proportionate amount of the obligations of BMEC under the Agreement, including but not limited to the obligation to resell up to a 33 1/3% undivided interest in the Purchased Interests to Enron pursuant to Section 5.13 of the Enron Agreement.

                                   ARTICLE IV

                         ASSUMPTION AND INDEMNIFICATION

      As of the Effective Time, Buyer shall assume and agree to pay, perform, and discharge or cause to be paid, performed, and discharged all duties, obligations, and liabilities (the "Assumed Obligations") arising out of, in connection with, or otherwise in respect of the ownership or operation of the Purchased Interests, whether primary or secondary, fixed or contingent, including but not limited to a pro rata portion of the duties, obligations, and liabilities of the Seller under the contracts and agreements referenced in schedules and exhibits to the Enron Agreement, subject to the Enron Indemnification Rights.

                                    ARTICLE V

                                  MISCELLANEOUS

      5.01 DUE DILIGENCE REVIEW. Buyer acknowledges that it has assumed the responsibility for conducting its own due diligence review with respect to the Assets and the High Island Lateral and the transactions contemplated hereby. Buyer acknowledges that it has been provided full access to such information as it has requested with respect to the assets of Seller and the books, records, facilities, leases, equipment, consultants, and personnel of the Seller and all other matters and things sought to be examined by Buyer in connection with its due diligence investigation, and that it has conducted its due diligence review to its satisfaction. Buyer acknowledges that it has conducted its own independent evaluation of any forecast or projection provided to it by any of the Seller or their representatives, and specifically has independently evaluated the future throughput, revenue, and expenses of the Purchased Interests.

      5.02 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

      5.03 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to the conflicts of law principles thereof.

      5.04 ENTIRE AGREEMENT. The Agreements and the Schedules and Exhibits hereto supersede all prior agreements between the parties (written or oral) and, except as aforesaid, is intended as a complete and exclusive statement of the terms of the agreement between the parties. This Agreement may be amended only by a written instrument duly executed by the parties.

      5.05 EXPENSES. Except as expressly set forth in this Agreement, whether the transactions contemplated hereby are or are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

      5.06 NOTICES. All notices hereunder shall be sufficiently given (and deemed made) for all purposes hereunder if in writing and (a) delivered personally, (b) sent by documented overnight delivery service, (c) to the extent receipt is confirmed, sent by telecopy, telefax, or other electronic transmission service to the appropriate address or number as set forth below, or
(d) sent by United States mail, postage prepaid with return receipt requested. Notices to the Seller shall be transmitted or addressed to:

      801 Travis, Suite 2100
      Houston, Texas 77002
      Attention:  President
      Telecopier No.: (713) 227-7626

      with a copy to:

      Doherty, Doherty & Adams, L.L.P.
      1717 St. James Place, Suite 520
      Houston, Texas 77056
      Attention:  Mr. Casey W. Doherty
      Telecopier No.: (713) 572-1001

or at such other addresses or telefax numbers and to the attention of such other person as the Seller may designate by written notice to each of the other parties.

      Notices to Buyer shall be transmitted or addressed to:

      1360 Post Oak Blvd., Suite 1500
      Houston, Texas 77056
      Attention: Vice President
      Telecopier No.:  (713) 585-4860

      With a copy to:

      MCN Energy Group Inc.
      500 Griswold Street
      Detroit, Michigan 48226
      Attention: Daniel L. Schiffer

or at such other addresses or telefax numbers and to the attention of such other person as Buyer may designate by written notice to each of the other parties.

      5.07 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto.

      5.08 HEADINGS. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

      5.09 SEVERABILITY. If any term or provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      5.10 CROSS-REFERENCES. References in this Agreement to Articles, Sections, Exhibits, or Schedules shall be deemed to be references to Articles, Sections, Exhibits, and Schedules of this Agreement unless the context specifically and expressly requires otherwise.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the date first above written.


MCNIC OFFSHORE PIPELINE             BLACK MARLIN PIPELINE COMPANY,
& PROCESSING COMPANY,               a Texas corporation
a Michigan corporation

By:_________________________        By:___________________________________
Name:_______________________               William Fisher,
Title:________________________             Senior Vice President

                                           BLACK MARLIN ENERGY COMPANY,
                                           a Delaware corporation



                                    By:___________________________________
                                           William Fisher,
                                           Senior Vice President